Exhibit 23.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 3, 2003 (except for the information in Note 5 as to which the date is March 28, 2003), accompanying the consolidated financial statements of Teknowledge Corporation and subsidiary (the “Company”) included in the Company’s Annual Report on Form 10–KSB for each of the two years in the period ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Company’s Registration Statements on Form S–8 (File Nos. 33–27291, 33–77874, 33–78984, 33–82720, 333–00261, 333–67623 and 333–44334).

/s/Grant Thornton LLP
Grant Thornton LLP

San Jose, California
March 3, 2003